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                                                                    Exhibit 10.2





July 7, 2002


Mr. Raymond Tucker
1371 Donegal Drive
Woodbury, MN  55125

Dear Ray:

You have expressed your desire to retire effective July of this year. Following various discussions you have agreed to continue to help our company move forward on its path for one additional year, retiring Monday, July 7, 2003. In consideration for this agreement and provided you complete this period of service, we have agreed to provide you with the following additional benefits:

1) For the purpose of determining your retirement benefits under our Supplemental Executive Retirement Plan (SERP) the company will:

         A)       Add three (3) full years to your actual age at retirement, and

         B) Eliminate the offset for pension benefit entitlement from your previous employer, Bayer Corporation.

2) Your Short Term Bonus for the year 2003 will be calculated on a pro rata basis, i.e., 7/12 of the amount to which you would have been entitled for a full fiscal year. This pro rata bonus will be paid in 2003.

3) You will receive H.B. Fuller's U.S. home sale protection benefit on the sale of your current residence in Minnesota.

I believe that these listed incentives are an accurate and complete representation of our agreement and, if you agree, please sign and date this letter as required below and return a signed copy to me at your earliest convenience.

Best regards,

/s/ Al Stroucken
Al Stroucken

                                   Signature: /s/ Raymond A. Tucker
                                              ---------------------------------
                                              Raymond A. Tucker

                                   Date:      July 7, 2002
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